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                                                                     EXHIBIT 5.1


                      [ANDREWS & KURTH L.L.P. LETTERHEAD]



                                  July 1, 1997




Board of Directors
Union Texas Petroleum Holdings, Inc.
1330 Post Oak Boulevard
Houston, Texas 77056

Ladies and Gentlemen:

         We have acted as counsel to Union Texas Petroleum Holdings, Inc., a Delaware corporation (the "Company") in connection with the Company's Form S-8 relating to the registration under the Securities Act of 1933, as amended, of the issuance of 2,000,000 shares of common stock, par value $.05 per share of the Company (the "Shares") issuable pursuant to the Union Texas Petroleum Savings Plan for Salaried Employees.

         As the basis for the opinions hereinafter expressed, we have examined such corporate records and documents, certificates of corporate and public officials and such other instruments as we have deemed necessary for the purposes of the opinions contained herein. As to all matters of fact material to such opinions, we have relied upon the representations of officers of the Company. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the original documents of all documents submitted to us as copies.

         Based upon the foregoing and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares to be issued have been duly authorized, and that the Shares, when issued, will be validly issued, fully paid and nonassessable.

         We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.

                                             Very truly yours,


                                             /s/ Andrews & Kurth L.L.P.




1198/2325/2698